Exhibit 21.1

List of Subsidiaries

1.Witness Systems, LLC

2.Witness Systems Canada, Inc.

3.Witness Systems Pty Limited

4.Witness Systems, S.A. de C.V.

5.Witness Systems Services, S.A. de C.V.

6.Witness Systems, K.K

7.Witness Systems Limited

8.Witness Systems (Singapore) PTE Limited

9. Witness Systems (Malaysia) SDN. BHD.

10. Witness Systems Deutschland GmbH

11.Witness Systems HK Limited

12. Witness Systems Software Hardware E Servico Do Brasil Ltda

13. WS Holdings Limited

14. Witness Systems Software (India) Private Limited

15. Blue Pumpkin Software, LLC

16. Blue Pumpkin Software Gmbh

17. Blue Pumpkin Software Israel Ltd

18. Blue Pumpkin Software UK limited